EXHIBIT 5

OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

September 4, 2009

Genta Incorporated
200 Connell Drive
Berkeley Heights, NJ  07922

Re:	Genta Incorporated – Registration Statement for Offering of 83,478,929 Shares of Common Stock of Genta Incorporated

Dear Ladies and Gentlemen:

We have acted as counsel to Genta Incorporated, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 83,478,929 shares of the Company’s common stock for issuance under the Company’s 2009 Stock Incentive Plan (the “Incentive Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment of the Incentive Plan.  Based on such review, we are of the opinion that, if, as and when the shares of the Company's common stock are issued and sold (and the consideration therefor received) pursuant to the provisions of duly authorized stock option or stock appreciation right agreements or duly authorized direct stock issuances under the Incentive Plan and in accordance with the Registration Statement.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Incentive Plan, or the shares of the Company's common stock issuable under such plan.

Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP